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                     NONCOMPETITION AND MUTUAL RELEASE AGREEMENT


     Axiohm Transaction Solutions, Inc. a California corporation ("Employer"), and William H. Gibbs on behalf of himself, his heirs and assigns ("Gibbs"), hereby enter into this Noncompetition and Mutual Release Agreement ("Agreement") this 10th day of January, 1998.

     WHEREAS, Gibbs has resigned his positions as President and Chief Executive Officer of Employer; and

     WHEREAS, Employer is willing to provide certain benefits to Gibbs in exchange for the covenants and releases set forth herein;

     1. In full and final satisfaction of all claims by Gibbs against Employer and the other Released Parties (as defined in Section 4), and in consideration for and subject to the undertakings described in this Agreement, Employer agrees to make the following payments and to provide the following benefits to Gibbs upon the Benefit Award Date, being the last to occur of (i) Gibbs's election not to revoke his release in Section 4 within seven (7) days after his execution and delivery of the Agreement, and (ii) Gibbs's execution and delivery to Employer of the notarized Ratification Affidavit attached as Exhibit A between eight (8) and fifteen (15) days after Gibbs's execution and delivery to Employer of the
Agreement:

          (a) Employer shall pay the first six months of COBRA benefits elected by Gibbs;

          (b) Employer shall pay To Gibbs the sum of One Million Three Hundred Fifty Thousand Dollars ($1,350,000);

          (c) Employer shall provide Gibbs an office in Employer's offices (the actual space provided to be subject to Employer's other requirements and so long as available, not to exceed in any event the period of the noncompete covenant);

          (d) Employer shall allow Gibbs to utilize Employer's current leased corporate apartment in Golden, Colorado until expiration of the current term of the lease (October 1, 1998).

          (e) Gibbs may retain (and shall be deemed to have purchased for $1) the 1997 Chevrolet Suburban used by him, all office furniture in his current office and the two personal computers used by him.

     2.   (a)  Gibbs agrees that (except in connection with tax

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reporting, or pursuant to legal process or any legal action to enforce the terms of this Agreement), he shall keep confidential the terms of this Agreement, all performance hereunder and all circumstances relating to Gibbs's resignation from Employer. In addition, Gibbs shall not take any action intended to portray Employer, its affiliated entities, or their directors, officers, employees, accountants, agents or attorneys (past or present) in a negative light and shall not disclose to any one (without the prior written consent of Employer) any information regarding Employer or its financial condition, clients, contractual arrangements, internal affairs, or governance which is non-public, confidential, or proprietary.

          (b) Employer agrees that (except in connection with tax reporting, or pursuant to legal process or any legal action to enforce the terms of this Agreement or except as required by law or compliance with debt covenants), it shall keep confidential the terms of this Agreement, all performance hereunder and all circumstances relating to Gibbs's resignation from Employer. Employer shall cause its board of directors and officers and its subsidiaries' boards and officers not take any action intended to portray Gibbs in a negative light.

          (c) Gibbs agrees to return all Employer property and confidential information, if any, of Employer and its affiliated entities in his possession or control, except those required to be utilized by him in connection with performance of his service as a director of Employer, and only so long as so required. Without limitation of the foregoing, files relating to Employer on computers retained by Gibbs may be utilized by Employee in performance of his services as a director of Employer but shall be deleted at such time as he is no longer a director.

     3. (a) Gibbs agrees that for a period of two years from the date of this Agreement (the "Restricted Period") Gibbs shall not, directly or indirectly, without the prior written consent of a co-chairman of Employer (which may be given or denied in his sole discretion), except in his capacity of a director of
Employer:

               (i) engage from Wyoming, Colorado, New York, or from any other state or country in which Employer or any of its direct or indirect subsidiaries (collectively, the "Companies") have business, have customers or have solicited customers, in the development, manufacture, product marketing, product

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          management, public relations, representation or sale of any printers, printer mechanisms, bar coding or other products competitive with any products sold by or under development by the Companies, whether as owner (except through mutual funds or as a less than 5% owner of a public company), employee, consultant, distributor, independent sales representative or otherwise, directly or indirectly (by assisting another person or otherwise); nor

               (ii) engage from any other location in the development, manufacture, product marketing, product management, public relations, representation or sale of any product competitive with any printers, printer mechanisms, bar coding or other products competitive with any products sold by or under development by the Companies, whether as owner (except through mutual funds or as a less than 5% owner of a public company), employee, consultant, distributor, independent sales representative or otherwise, directly or indirectly (by assisting another person or otherwise); nor

               (iii) call upon, solicit, serve, or accept business, from any customer or prospective customer (wherever located) of the Companies for printers, printer mechanisms, bar coding or other products competitive with any products sold by or under development by the Companies, whether as owner (except through mutual funds or as a less than 5% owner of a public company), employee, consultant, distributor, independent sales representative or otherwise, directly or indirectly (by assisting another person or otherwise); nor

               (iv) interfere with any business relationship of any of the Companies with any of their customers or prospective customers or induce any of such customers to discontinue or reduce their relationship with the Companies; nor

               (v) employ or retain as an independent contractor any of the employees or officers of the Companies or recruit, solicit or otherwise induce any employee of the Companies to discontinue such employment relationship unless and until such persons have been separated from the Companies' employment for six months (but in any event this covenant in clause (v) shall expire 24 months from the date hereof.

          Gibbs acknowledges that these restrictions are reasonable in scope, are necessary to protect the trade secrets and other proprietary information of the Companies, that the

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benefits provided hereunder are fair compensation for these covenants and that these covenants do not impair Gibbs' ability to be employed as a managerial level officer or other areas of his expertise and experience. Specifically, Gibbs acknowledges the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Companies and the widespread domestic and international scope of Gibbs's contacts created during his employment with the Companies and his domestic and international scope of Gibbs's responsibilities with the Companies and his access to marketing strategies of the Companies.

          (b) In the event that Gibbs shall violate any of the covenants in
Section 3(a) (i), (ii), (iii) or (iv) which are not cured within 30 days of written notice by Employer to Gibbs, Employer shall at its option, be entitled to a pro-rated return of the amounts paid under Section 1(b) for the not yet elapsed period of those covenants and cancellation of remaining benefits under
Section 1(c) and 1(d) in lieu of enforcing those covenants. Return of those amount and cancellation of those benefits shall not affect the enforceability of any releases or other covenants in this Agreement.

          At Gibbs' option, upon written notice to Employer accompanied by payment of a pro-rated return of the amounts paid under Section 1(b) for the not yet elapsed period of covenants in Section 3(a)(i), (ii), (iii) or (iv) and notice of relinquishment of remaining benefits under Section 1(c) and 1(d) of this Agreement, Gibbs shall be released from further compliance with covenants in Section 3(a)(i), (ii), (iii) or (iv). Return of those amounts and cancellation of those benefits shall not affect the enforceability of any releases or other covenants in this Agreement.

     4. Gibbs, on behalf of himself, his heirs, executors, attorneys, administrators, successors and assigns, hereby fully and forever, to the full extent permitted by law, releases and discharges Employer (except to the extent of indemnification to which he is otherwise entitled under Employer's bylaws or required by law) and each of Employer's affiliated entities and each of their directors, officers, employees, accountants, agents and attorneys, past, present and future, and all predecessors, successors and assigns thereof (collectively "Released Parties") from any and all claims, demands, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which have ever existed or which may now exist (except to enforce the terms of this Agreement or his vested retirement benefits), including, but not limited to, any and all claims, liabilities, demands or causes of action relating to or arising out of Gibbs's employment

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or separation from Employer, including, without limitation, any and all stock option grants and agreements granted under Employer's 1983 Incentive Stock Option Plan and/or 1992 Stock Plan, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e ET SEQ., 42 U.S.C. Section 1981, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the anti-trust and restraint of trade statutes and common law, the federal and state statutes or common law, or claims for breach of contract, for misrepresentation, for violation of any other federal, state or local statute, ordinance or regulation or common law dealing in any respect with discrimination in employment or otherwise, defamation, retaliatory or wrongful discharge under the common law of any state, infliction of emotional distress or any other tort under the common law of any state or for attorney's fees. Gibbs acknowledges and agrees that this release and the covenant not to sue set forth in Section 5 are essential and material terms of this Agreement and that without such release and covenant not to sue no agreement would have been reached by the parties. Gibbs understands and acknowledges the significance and consequences of this release and this Agreement.

          The following provisions are applicable to and made a part of this Agreement and the foregoing general release and waiver:

          (a) Gibbs does not release or waive any right or claim which he may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, which arises after the date of execution of this Agreement, it being acknowledged that any claim based upon his separation from Employer has arisen prior to the execution of this Agreement;

          (b) In exchange for this general release and waiver hereunder, Gibbs hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under Employer policy or applicable law;

          (c) Employer has advised, and hereby again expressly advises, Gibbs to consult with an attorney of his choosing regarding, and prior to executing, this Agreement which contains a general release and waiver.

          (d) Gibbs has twenty-one (21) days from the date of receiving this document to consider whether or not to execute this Agreement.
               In the event of such
               execution, Gibbs has a further period of seven (7) days from such date in which to revoke said execution and this Agreement shall not become effective or enforceable prior to the expiration of such period.

Gibbs shall ratify the release thereafter, in accordance with the provisions of
Section 1 above, in order to receive the payments described in Section 1.

          This release and the covenant not to sue under Section 7 shall not apply to workers' compensation claims, rights under Employer's 401(k) plan, claims under the Employee Retirement Income and Security Act and claims under state and federal insurance laws. This release and the covenant not to sue in
Section 5 shall also not apply to rights under the Resignation Agreement between the parties dated the date hereof.

          Gibbs acknowledges that he may learn of circumstances bearing upon the things and items released by this Section 4, but it is his intention by doing so and doing the acts called for by this Agreement, that this Agreement shall be effective as a full and final accord and satisfaction and release of each and every thing and item released herein, whether known or unknown.

          Gibbs agrees that he waives any protective law under the law of the state of Wyoming or any other state which would otherwise prevent him from releasing all claims that he may have against the Released Parties (except those specifically reserved hereunder), even though he does not know of their existence at the time of executing this Agreement. Thus, notwithstanding the provisions of the laws of the state of Wyoming or any other state, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Gibbs expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all of Gibbs' claims which he does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims, except as specifically reserved hereunder.

     5. To the maximum extent permitted by law, Gibbs covenants not to sue or to institute or cause to be instituted any kind of claim or action in any federal, state or local agency or court against any of the Released Parties relating to the matters covered by the foregoing release. In addition, Gibbs covenants not to sue to contest the enforceability of any provision of this Agreement.

          Gibbs warrants and represents that he has neither made, will make, nor suffered to be made any assignment or transfer of any right, claim, demand or cause of action covered by the above release or covenant not to sue, that Gibbs is the sole and absolute owner of all thereof, and that Gibbs has not filed or suffered to be filed on its behalf any claim, action, demand of any kind covered by the above release or covenant not to sue as of the date and time of the execution of this Agreement.

     6. Employer fully and forever, to the full extent permitted by law, releases and discharges Gibbs from any and all claims, demands, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which have ever existed or which may now exist (except to enforce the terms of this Agreement and any criminal acts). Employer acknowledges and agrees that this release and the covenant not to sue set forth in Section 7 are essential and material terms of this Agreement and that without such release and covenant not to sue no agreement would have been reached by the parties. Employer understands and acknowledges the significance and consequences of this release and this Agreement.

          Employer acknowledges that it may learn of circumstances bearing upon the things and items released by this Section 6, but it is its intention by doing so and doing the acts called for by this Agreement, that this Agreement shall be effective as a full and final accord and satisfaction and release of each and every thing and item released herein, whether known or unknown.

          Employer agrees that it waives any protective law under the law of the state of Wyoming or any other state which would otherwise prevent it from releasing all claims that it may have against Gibbs (except those specifically reserved hereunder), even though it does not know of their existence at the time of executing this Agreement. Thus, notwithstanding the provisions of the laws of the state of Wyoming or any other state, and for the purpose of implementing a full and complete release and discharge of the Gibbs, Employer expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all of Employer's claims which it does not know or suspect to exist in its favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims, except as specifically reserved hereunder.

     This release and the covenant not to sue in Section 7 shall also not apply to rights under the Resignation Agreement between the parties dated the date hereof.

     7. To the maximum extent permitted by law, Employer covenants not to sue or to institute or cause to be instituted any kind of claim or action in any federal, state or local agency or court against Gibbs relating to the matters covered by the foregoing release. In addition, Employer covenants not to sue to

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contest the enforceability of any provision of this Agreement.

          Employer warrants and represents that it has neither made, will make, nor suffered to be made any assignment or transfer of any right, claim, demand or cause of action covered by the above release or covenant not to sue, that Employer is the sole and absolute owner of all thereof, and that Employer has not filed or suffered to be filed on its behalf any claim, action, demand of any kind covered by the above release or covenant not to sue as of the date and time of the execution of this Agreement.

     8. Gibbs and Employer each agrees that neither this Agreement nor performance hereunder constitutes an admission by the other of any violation of any federal, state or local law, regulation, common law, of any breach of any contract or any other wrongdoing of any type.

     9. The parties represent and warrant to each other that this Agreement is the result of negotiations that began on December 2, 1997 and no provision hereof was part of any earlier negotiation, understanding, agreement or arrangement.

     10. In the event that any Section or provision of this Agreement shall be determined to be contrary to governing law or otherwise unenforceable, all remaining portions of this Agreement shall be enforced to the maximum extent permitted by law; the unenforceable paragraph, subparagraph or provision shall first be construed or interpreted, if possible, to render it enforceable and, if that is not possible, then the provision shall be severed and disregarded, and the remainder of this Agreement shall be enforced to the maximum extent permitted by law. No such modification or severance shall, however, affect the payments in Section 1, which are irrevocable except as provided in Section 3(b).

     11. Gibbs shall continue to honor and be bound by all obligations of confidentiality and assignment of inventions regarding Employer information and property to which he is currently bound under state law or under any general confidentiality, nondisclosure or invention assignment agreement previously executed by him in favor of Employer.

     12. No warranties or representations are made by either party as to the proper tax treatment of the benefits granted or payable under this Agreement.

     13. This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the state of Wyoming, which is Gibbs' legal state of residence and the place of execution of this Agreement by Gibbs. The parties agree that the state and federal courts in the state of Wyoming shall be the sole venue and exclusive jurisdiction for any dispute or any action for enforcement of this Agreement and each party agrees to the personal jurisdiction and venue of such courts.


AXIOHM TRANSACTION SOLUTIONS, INC.


By:  /s/ PATRICK DUPUY
     ----------------------------------
Its Co-Chairman


      /s/ WILLIAM H. GIBBS
---------------------------------------
          WILLIAM H. GIBBS

                                      EXHIBIT A

STATE OF _________  )                                     RATIFICATION AFFIDAVIT
                    )SS:
COUNTY OF _________ )


     William H. Gibbs, being first duly cautioned and sworn on oath, deposes and states:

     1. I am the same William H. Gibbs who is a party to a Noncompetition and Mutual Release Agreement (Agreement) between Axiohm Transaction Solutions, Inc. and myself dated January 10, 1998.

     2. I affirm that, prior to my acceptance of that Agreement on January __, 1998 I was advised to seek my own lawyer's advice, and further I was advised that I had a minimum of 21 days in which to consider the matter (which period of time I utilized to the extent deemed prudent by myself, I being under no compulsion to make a decision sooner). I further affirm that the Agreement was written in such a manner that I understood the terms, and that the consideration called for by the Agreement in exchange for the release and covenant not to sue arises solely from that aspect of the Agreement, and is something to which I would not otherwise be entitled absent the Agreement. I have been advised by my attorney of my right to waive consideration of the Agreement for the entire 21 day period permitted by law and,, I hereby elect to waive the remainder of such 21 period, if any.

     3. More than seven calendar days have passed since I executed the Agreement and I have not taken any action to revoke the Agreement. In full recognition of my rights and obligations under that Agreement, I ratify my initial acceptance.

     4. I have read all of the statements in this Ratification Affidavit, and all of the facts are true to my own personal knowledge.

     5.   Further this affiant sayeth naught.



                                     -------------------------------------------
                                                     WILLIAM H. GIBBS

Notarization on next page

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          Subscribed and sworn to before me, the undersigned notary public, this
____ day of __________________, 1998.



                                              ----------------------------------
                                              Notary public in and for the
                                              State of ______________




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